EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Declares Dividend
On Series A Convertible Exchangeable
Preferred Stock Payable July 1, 2006

Colorado Springs, CO – May 19, 2006 — Westmoreland Coal Company (AMEX:WLB) announced today that its Board of Directors has declared a dividend of $0.25 per depositary share payable on July 1, 2006 to holders of record as of June 9, 2006. An additional $0.28125 per depositary share will accumulate on July 1, 2006. Each depositary share represents one-quarter of a share of the Company’s Series A Convertible Exchangeable Preferred Stock. This is the sixteenth consecutive quarter that the Company has paid a dividend.

Westmoreland Coal Company is the oldest independent coal company in the United States and ranked as the eighth largest coal producer in the U.S. in 2005. The Company’s coal operations include Northern Powder River Basin coal mining in Montana and lignite mining operations in Montana, North Dakota, and Texas. Its power operations include ownership interests in two coal-fired and one natural gas-fired generating plant. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

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Contact: Diane Jones (719) 442-2600